NRG ENERGY, INC. FILES VOLUNTARY CHAPTER 11 PETITION
TO IMPLEMENT NEGOTIATED RESTRUCTURING PLAN

Company Expects Operations to Continue as Normal; Secures $250 Million DIP
Financing Facility; Appoints New Top Management; Files Plan of Reorganization
with Court

MINNEAPOLIS; May 14, 2003 – NRG Energy, Inc. and certain of its U.S. affiliates (NRG), today filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure its debt. The company expects operations to continue as normal during the restructuring process. NRG is an indirect subsidiary of Xcel Energy, Inc. (NYSE: XEL). Neither Xcel Energy nor any of Xcel Energy’s other subsidiaries were included in the filing.

To supplement its liquidity position, NRG also announced that the company has secured a $250 million debtor-in-possession (DIP) financing facility from GE Capital Corporation, subject to Bankruptcy Court approval, to be utilized by its NRG Northeast Generating LLC subsidiary (NEG) and some NEG subsidiaries. The company anticipates that the DIP financing, together with its cash reserves and its ongoing revenue stream, will be sufficient to fund its operations, including payment of employee wages and benefits, during the reorganization process.

NRG also announced that it filed its Plan of Reorganization with the Court today and anticipates the support of the majority of its creditors for this plan. The plan incorporates the terms of an overall settlement among NRG, Xcel Energy and NRG’s major creditor constituencies that provides for payments by Xcel Energy to NRG and its creditors of up to $752 million.

NRG also announced that a new top management team has been appointed to lead the company through the remainder of the restructuring process. Leonard J. LoBiondo, Senior Managing Director of Kroll Zolfo Cooper LLC (KZC), a leading corporate restructuring firm, has been appointed Chief Restructuring Officer reporting to the NRG Board of Directors. John R. Boken, Senior Director of KZC, has been named Interim President and Chief Operating Officer. Scott J. Davido, who has served as NRG’s General Counsel since October 2002, will now also serve as Chairman of the reconstituted Board of Directors. Joining Mr. Davido on the Board are Mr. LoBiondo and Ershel C. Redd, Jr., Senior Vice President, Commercial Operations at NRG.

“After careful consideration and extensive negotiations with our creditors, we concluded that a Chapter 11 restructuring represents the best long-term solution for NRG,” said LoBiondo. “By taking this important step, it is our goal to effectuate an agreement with our creditors in a quick and efficient manner, allowing NRG to restructure its debt with minimal disruption to our operations.

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NRG News Release
May 14, 2003

With many of our operational improvements in place and our Plan of Reorganization already filed with the Court, NRG is well positioned to move through this process rapidly and to emerge from Chapter 11 as a strong, profitable company.”

Since the beginning of 2002, NRG has taken a number of steps to focus its business model to address the financial issues presented by its considerable debt obligations. The company’s debt was incurred primarily during a five-year period of growth through construction and acquisitions. NRG has moved to reduce its debt levels, improve its balance sheet and align its business strategy and operational structure with the current economic climate and energy market conditions.

“Having already made great strides in restructuring our operations out of court, we will use the court process to continue improving NRG’s financial stability and long-term financial health,” said LoBiondo. “We have accomplished a great deal in the last several months, including streamlining our operations and reducing our costs. These accomplishments, coupled with our debt restructuring, are intended to put NRG on the path to success and at the forefront of the industry’s overall recovery.”

In conjunction with today’s filing, the company filed a variety of “first day motions” to support its employees and vendors during this process. Among other things, the court filings include requests to approve the DIP financing and maintain existing cash management programs. During the restructuring process, vendors, suppliers and other business partners will be paid under normal terms for goods and services provided during the restructuring.

NRG will continue to operate in the ordinary course of business. The company said that it expects employee wages and salaries to continue to be paid in the normal course and that employee benefits will continue uninterrupted.

LoBiondo concluded, “We appreciate the ongoing loyalty and support of our employees. Their dedication and hard work is critical to NRG’s success. We remain committed to leading NRG toward a strong and profitable future.”

NRG filed its voluntary petitions in U.S. Bankruptcy Court in the Southern District of New York. As of December 31, 2002, NRG had consolidated companywide (filing and nonfiling entities combined) assets of $10.9 billion and liabilities of $11.6 billion. None of NRG’s operations outside the U.S. are included in the filing. A complete list of the entities included in the filing is available on NRG’s web site, www.nrgenergy.com.

NRG owns and operates power-generating facilities. Its operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

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NRG News Release
May 14, 2003

Kroll Zolfo Cooper LLC is a recognized leader in corporate advisory and restructuring, with more than 20 years of experience leading companies through financial and operational reorganizations. Known as hands-on turnaround specialists, Kroll Zolfo Cooper professionals have successfully managed hundreds of complex situations and restructured billions of dollars of debt. Kroll Zolfo Cooper is a subsidiary of Kroll Inc., the global risk consulting company. More information can be found at www.krollzolfocooper.com.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, plans for operating the company in Chapter 11, the outcome of the company’s “first day motions,” and the timing, consensual nature and ultimate success of NRG’s restructuring plan. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, actions and positions that may be taken by NRG’s creditors and other stakeholders before the bankruptcy court, the timing and substance of decisions by the bankruptcy court, the results of NRG’s ongoing negotiations with its creditors, consummation of agreements with Xcel in connection with NRG’s restructuring, and changes in government regulation or the implementation of government regulations relating to the independent power generation industry, NRG or any of its subsidiaries.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

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